Exhibit 99.1

BioCardia Announces Expected CardiAMP Heart Failure Japan Approval Timeline Based on Pharmaceutical and Medical Device Agency Consultation Minutes

SUNNYVALE, Calif. – December 18, 2023 -- BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that Japan Pharmaceutical and Medical Device Agency (PMDA) minutes support the Company’s understanding that CardiAMP autologous cell therapy may be approved for the treatment of patients with ischemic heart failure with reduced ejection fraction (HFrEF) based on follow-up data from the patients currently enrolled in the CardiAMP Heart Failure Trial (CardiAMP HF) that will be available in Q4 2024.

BioCardia has previously reported that although the primary endpoint of CardiAMP HF would most likely not have been met at one year; there was both reduced mortality and reduced major adverse cardiovascular events in treated patients compared to controls at two years follow-up. PMDA and its medical advisors have seen these and additional results that will be presented and published in the appropriate peer reviewed scientific forums. The FDA reviewed this data and recently approved the CardiAMP Heart Failure II Study protocol.

BioCardia will follow PMDA’s process to confirm the regulatory pathway ahead. This is expected to include a clinical consultation with PMDA in the second or third quarter of 2024 on clinical data from its three sponsored trials: TABMMI1, TAC-HFT2, and CardiAMP HF3. These studies include almost two hundred patients followed-up for an average of 1.9 years and each has shown benefit to patients with no treatment emergent safety concerns. With PMDA confirmation, BioCardia expects to submit for approval in Japan based on the data available in late Q4 2024.

“As CardiAMP cells are autologous and delivered in a minimally invasive manner with our proprietary catheter system, the therapy has no requirements for immunosuppression, antiarrhythmic drugs, or open chest surgery,” said Peter Altman, PhD., BioCardia’s President and Chief Executive Officer. “We aim to partner with Japanese heart failure cardiologists and their interventional cardiology colleagues to be able to offer this therapeutic option for heart failure patients.”

About the CardiAMP Cell Therapy Program

CardiAMP Cell Therapy – FDA designated as a Breakthrough therapy – uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural cell analysis for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The CardiAMP HF trial is supported by the Maryland Stem Cell Research Fund and the Centers for Medicare and Medicaid Services. CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and CardiALLO allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. BioCardia also acts as a biotherapeutic delivery partner supporting therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. For more information visit: www.BioCardia.com.

Anticipated 2023 Q4 Milestones:

●	BCDA-03: NK1R+ MSC Allogeneic Cell Therapy in Ischemic HFrEF Phase I/II Trial Enrollment

●	Helix Biotherapeutic Delivery System Update on Licensing / Partnerships

1 Transendocardial Autologous Bone Marrow Myocardial Infarction Trial, NCT00507468

2 Transendocardial Autologous Cells in Heart Failure Trial, NCT NCT00768066

3 CardiAMP Heart Failure Trial, NCT 02438306

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, statements relating to our ability to meet the preclinical and clinical requirements for PMDA to approve CardiAMP Cell Therapy, whether PMDA will ultimately require data in Japan for approval, whether PMDA will require more data than that available in Q4 2024, whether CardiAMP HF will have a data readout in Q4 2024 as well as each of the anticipated catalysts ahead. These forward-looking statements are made as of the date of this press release.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s liquidity position and its ability to raise additional funds, as well as the Company’s ability to successfully advance its clinical trials. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors” and in its subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Marketing / Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120